Richard Chiang

APEX 7, Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

April 26, 2013

Board of Directors of APEX 7, Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

In connection with the executed share purchase agreement (SPA) with David M. Ellis / ScanSys Inc, dated April 26, 2013, please accept this notice that effective April 26, 2013, I hereby resign from my positions and all duties as President, CEO, CFO, Director and Secretary of APEX 7,Inc.

Sincerely,

/s/ Richard Chiang

Richard Chiang

President, CEO, CFO, Director and Secretary

APEX 7, Inc.